WidePoint Corporation Announces the Rescheduling of its 2026 Annual Meeting of Stockholders

FAIRFAX, VA / May 19, 2026 / WidePoint Corporation (NYSE American: WYY), a leading provider of Secure Mobile Management Solutions, announced today that its 2026 Annual Meeting of Stockholders has been rescheduled from Friday, June 19, 2026 to Wednesday, June 17, 2026 at 10:00 a.m. EST, for administrative reasons.

Important Information About the Meeting

The Company's proxy statement related to the 2026 Annual Meeting of Stockholders and other materials filed by the Company with the SEC are available free of charge at the SEC's website at sec.gov or the Company's website www.widepoint.com.

If you are a stockholder of record, you may vote by proxy by telephone or internet. Proxies submitted by telephone or through the internet must be received by 11:59 p.m. EDT on June 16, 2026. Please see the Notice of Internet Availability of Proxy Materials or proxy card for instructions on how to vote by telephone or internet. Stockholders of record will also be able to participate in the annual meeting online, vote shares electronically and submit questions prior to and during the meeting by visiting: www.virtualshareholdermeeting.com/WYY2026.

If you hold your shares in "street name," you must either direct the broker, trust, bank or other nominee as to how to vote your shares, or obtain a proxy from the bank, broker or other nominee to vote at the meeting. Please refer to the voter instruction cards used by your broker, trust, bank or other nominee for specific instructions on methods of voting, including by telephone or using the internet.

About WidePoint
WidePoint Corporation (NYSE American: WYY) is a leading technology Managed Solution Provider (MSP) dedicated to securing and protecting the mobile workforce and enterprise landscape. WidePoint is recognized for pioneering technology solutions that include Identity & Access Management (IAM), Mobility Managed Services (MMS), Telecom Management, Information Technology as a Service, Cloud Security, and Analytics & Billing as a Service (ABaaS). To learn more, visit https://www.widepoint.com.

WidePoint Investor Relations:
Gateway Group, Inc.
Matt Glover or John Yi
949-574-3860
WYY@gateway-grp.com